Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Tesoro Logistics LP of our report dated February 13, 2013 relating to the combined statements of revenues and direct operating expenses of the Northwest Products System, a component of Chevron Pipeline Company, which appears as Exhibit 99.1 in the Current Report on Form 8-K/A of Tesoro Logistics LP dated June 17, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

June 6, 2016